Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ChipMOS TECHNOLOGIES INC.

No. 1, R & D Road 1

Hsinchu Science Park

Hsinchu City, 30076

Republic of China

Attention: Mr. Shih-Jye Cheng

We consent to the use in this Amendment No. 3 to the registration statement on Form F-4 (the “Registration Statement”) of ChipMOS TECHNOLOGIES INC. our report dated February 25, 2016, with respect to the consolidated financial statements of ChipMOS TECHNOLOGIES INC. and subsidiaries as of December 31, 2014 and for the years ended December 31, 2013 and 2014, appearing in this Registration Statement. We also consent to the reference to our firm under the heading “EXPERTS” in the Registration Statement and the related proxy statement/prospectus.

Yours faithfully,

/s/ TIAOHO & CO.

TIAOHO & CO.

Taiwan

June 21, 2016